EXHIBIT 99.1

Force Protection Inc.

First Quarter 2008 Conference Call

May 29, 2008

Operator:                                                                                          Good day ladies and gentlemen and welcome to the Force Protection Investor Conference Call.  At this time all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star zero on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Tommy Pruitt, Force Protection’s Senior Communications Director.  Thank you sir, you may begin.

Tommy Pruitt:                                                                Thank you.  Certain statements in this presentation including without limitation statements relating to the company’s business expectation for the remainder of 2008, statements relating to the beliefs of management, expectations or opinions and all other statements in this presentation other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 as amended which are intended to be covered by the Safe Harbors created thereby.  Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from expected or planned results.  In addition to the statements discussed above certain other statements are forward-looking including without limitation our expectations regarding profitability, the numbers presented for the year ended December 31, 2007, and the three months ended March 31, 2008 our ability to address or identify material weaknesses and the progress made with respect to our internal controls; the number of vehicles the company expects to deliver in 2008; the value of the sustainment and remanufacturing orders that the company may receive during 2008; our ability to secure foreign military sales for our products; our relationships with the United States Department of Defense; General Dynamics land systems; DRS Sustainment Systems; our ability to develop and diversify our new product offerings; the desirability of the Cheetah vehicle as an interim solution for our customers; and our expectations about levels of production for the Buffalo vehicle.

These statements are subject to numerous risks and uncertainties including but not limited to the risks detailed in our annual report on Form 10-K for the year ended December 31, 2006, and our Form 10-Q for the three months ended September 30, 2007 and other reports filed by the company with the Securities and Exchange Commission.  During this call we’ll be referring to certain non-GAAP figures which are non-GAAP financial measures as defined

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under SEC rules, such as adjusted net sales for the three months ended March 31, 2008.  These amounts have been adjusted from GAAP measures to exclude amounts related to the Force Dynamics Joint Venture Agreement between General Dynamics Land Systems and Force Protection.  A reconciliation of the non-GAAP financial measure to the most directly comparable GAAP measure is available and posted in the investor relations section of our website at www.forceprotection.net/investors/events_presentations.  I would now like to turn the conference call over to Michael Moody, our Chief Executive Officer.  Michael?

Michael Moody:                                                       Thank you.  Good afternoon and thank you for joining us for our first quarter review call.  With me today is Frank Scheuerell, our Interim Chief Financial Officer, and Damon Walsh, our Executive Vice President for Customer Operations.  As we said on our last call, we’re committed to giving you these regular updates on our business to help you understand our position in the marketplace and our opportunities.  The amount of financial data we can disclose continues to be limited, however, I will comment later on the progress we’re making to make our filing requirements.  I’d like to start by sharing some of the numbers that we can report.

Our first quarter 2008 revenues were approximately $400 million.  Bear in mind that the MRAP program is conducted in conjunction with General Dynamics.  Because of the way the relationship is currently set up all of the General Dynamics revenue for MRAP Cougars shows in our income statement but is essentially a pass through.  We recognize the revenue allocated to General Dynamics and record the same amount as a cost of goods sold.  The first quarter revenue for Force Protection after adjustment to remove revenues associated with General Dynamics was approximately $200 million.  Our backlog continues to be significant and at the first quarter’s end, it stood at approximately $410 million for vehicles service and support.  This backlog does not include any General Dynamics delivered vehicles or service and support.  We’re beginning to have visibility into 2009 particularly with the recent orders from the United Kingdom Ministry of Defence which I’ll speak about in a moment.  During the first quarter we received approximately $195 million of new orders including both new vehicle and service and support orders.  These orders do not include any vehicles or service and support orders for General Dynamics.  Our balance sheet continues to be free of long term debt and we currently have approximately $70 million in cash.

Also with respect to our liquidity we’ve extended the facility we have with the Wachovia Bank.  The facility is now for $30 million as opposed to the previous $50 million; this amount better reflects any possible Force Protection requirement.  We continue to be pleased with the good relationship we maintain with Wachovia.  Now that’s about the extent of the numbers we can talk about for right now; I’d like to also make some broad comments about the first quarter and our expected financial performance.  Since

I was confirmed as the Chief Executive Officer on March 1, 2008, our executive team has focused on a comprehensive review of the whole organization.  We have looked to immediately streamline our processes and appropriately size our organization to improve our financial performance.  As an initial step we reduced our head count from approximately 2,000 at year end 2007 to approximately 1,650 at the end of the first quarter of 2008.  Our current headcount is approximately 1,540; however I should note we do not see these headcount reductions and other expense reduction actions having a material impact on the first quarter’s results.

As anticipated during our last conference call in March, we are completing the analysis of our facility needs.  We expect to make the following changes during the next six to nine months:  First we are relocating our sustainment team which includes our training center and spares  management to Roxboro, North Carolina.  We will continue to maintain sufficient square footage available to accommodate establishing production operations in Roxboro.  Second, we’re expanding our Deming Way facility in Summerville, South Carolina and relocating our design engineering there to co-locate them with our research and development department.  This change is intended to create a consolidated design and development center under one roof.  Third, we are establishing a separate spares warehouse to better provide the dedicated spares management and improve spares delivery and efficiency.  Fourth, we are reorienting our manufacturing operations around production lines to provide dedicated facilities for Buffalo and Cougar Cheetah and to better utilize our footprint here in Ladson.  And finally we plan on relocating our corporate headquarters to a different facility in the Charleston, South Carolina area to assist in our operating efficiency.

We are making progress with respect to the completion of the financial statements and audit for the year ended December 31, 2007.  We are very pleased that after undertaking their rigorous client acceptance process, Grant Thornton agreed to accept the position as independent auditors of Force Protection.  Our audit committee completed the engagement process on April 10th, and Grant Thornton immediately began their work.  They have laid out a process and have a team of approximately 10 people who have been here in Ladson for several weeks.  The work is progressing in line with their process.  We are not in a position at this time to say when this work will be completed.  We just want it to be done both properly and promptly.  In addition to working on the restatement for the third quarter 2007 and the preparation of the December 31, 2007 numbers, we are addressing the material deficiencies in financial reporting and internal controls that created the need for the restatement.  Frank Scheuerell has been leading the effort and coordinating with the folks at Grant Thornton.  We continue to expect as we previously disclosed that our 2007 net income is likely to be approximately the same level as in 2006.

Turning to our various programs and vehicle platforms; I’d like to first address our expectations for Cougar and its variants.  This remains our largest vehicle program.  We shipped approximately 340 Cougars during the first quarter of 2008.  This number is only those vehicles delivered by Force Protection.  There are currently globally approximately 3,100 of these Cougar vehicles in the fielded fleets including those delivered by both General Dynamics and Force Protection.  As of year end 2008, there will be approximately 4,100 total vehicles in the fielded Cougar fleets.  I’d like to make a couple of important points about this:  First, we do expect to see additional orders especially from foreign military customers for our Cougar vehicle variants.  I would like to mention here that we’re moving forward with the United Kingdom Ministry of Defence and a U.K. based company to provide forward integration, installation of upgrades and retrofits, training maintenance and future development of vehicles for the United Kingdom Ministry of Defence.  We’re excited about this opportunity as it represents the first step in expanding our presence internationally.

Second with respect to Cougar, we believe there’s a significant remanufacture opportunity for the fielded fleet.  We expect that the customer will update fielded vehicles to the most current performance standards of operation and protection.  Third the service and support opportunity is both large and ongoing.  In fiscal 2008, we expect to see approximately 150 million of service and spares support revenue for the fleet.  This includes both spares demand to repair our vehicles in the field and our field service representatives in Iraq and Afghanistan.  Finally it continues to be our belief that these vehicles fulfil an important and long term requirement for tactical wheeled vehicles.  We continue to be very pleased with our partnership with General Dynamics.  The partnership enables us to serve our customer at a higher level that wouldn’t otherwise be possible.  We are working more closely with General Dynamics every day and together are exploring opportunities to forge a stronger partnership and to find ways to expand our joint venture.

With respect to Buffalo, this is the program we have with the longest visibility.  We expect to see approximately $100 million a year in production for this vehicle for the next several years.  It’s a unique platform with a highly specialized mission and it’s doing its job exceptionally well.  We have a lot of confidence in this program and believe that this too is a vehicle with a significant potential international customer base.  During the first quarter of 2008, we delivered to 24 Buffalos. Next week we plan to deliver our 200th Buffalo to the customer.

Finally, there is Cheetah.  We believe that this remains a great opportunity for Force Protection.  However, we still do not have an order to announce.  I know that many of our investors are focused on this platform and rightly so.  We are very conscious of the opportunity that this vehicle represents.  The current procurement landscape for a vehicle such as this remains highly fluid and complicated.  The simple fact is however, that the Cheetah offers the improved payload, performance and protection that the customer is searching for in a tactical wheeled vehicle.  We think this is compelling and that the need is urgent.  We are working hard to secure orders from both the U.S. government and foreign military customers and we remain optimistic about Cheetah’s potential.

I’m pleased to announce that we have expanded our lobbying efforts and hired an extremely capable organization to assist us in communicating with Congress and the military about our views and capabilities as a significant part of the industrial base for tactical wheeled vehicles.  This organization is Ghazal and Associates which will work closely with Congressional Strategies.  Jay Ghazal began his business with a small client called O’Gara Hell & Eisenhardt and subsequently oversaw the lobbying efforts for the Up Armored HMMWV program. Jay is talented and knowledgeable and has excellent relationships both at the Pentagon and on Capitol Hill.  We are very fortunate to have retained his services and believe that he will be a valuable addition to the efforts of Congressional strategies.

As a last topic I’d like to mention the JLTV effort we’re working on with DRS Sustainment Systems.  I know that there is a lot of speculation about this particularly given the recent proposed acquisition of DRS.  I think what’s relevant here is that we’re very pleased to be partnered with DRS and if it comes to pass that DRS is acquired, we look forward to continuing with this relationship.  We’re very hopeful that our efforts will be validated in the down selection process.  The JLTV program provides us with another part in the technical wheeled vehicle market.  We believe it’s important to position ourselves, our technology and our capability to participate regardless of how the tactical wheeled vehicle market evolves.  In addition to JLTV, we’re also interested in expanding our partnership with DRS.

I’d like to comment on the vision for Force Protection.  While our executive team is clearly engaged in the near term challenges and efforts to improve organizational performance and to take advantage of near term market opportunities, Force Protection continues to focus on driving a broader future for itself towards a nimble and responsive business centered on creating and delivering innovative survivability solutions.  To that end as noted earlier, we are taking the first steps on this path with realignment of our research and development department and co-location of our design engineers with this group.  Further we have significantly added to the research budget to expand our work in both evolutionary improvements in our current product lines and in more revolutionary survivability solutions.

In closing I would like to summarize.  We’re working to rectify our financial reporting and internal control issues, appropriately sizing our organization and continue to have a strong order backlog including some significant foreign military orders.  At the same time, we’re meeting our customer delivery schedules.  We’re also doing a better job at leveraging our industry partnerships and upgrading our external communication efforts.  We’ve come a long way in a short time, I think this organization is cohesive and energized and we’re looking forward to translating that into orders and value for our shareholders.  Thank you and I’d like to now open the call for some questions and answers.

Operator:                                                                                          Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask a question, please press star one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star key.  One moment please while we poll for questions.  Our first question is from the line of Chris Donaghey with SunTrust Robinson Humphrey.  Please proceed with your question.

Chris Donaghey:                                                   Good afternoon Michael.  Thanks for hosting the call for us.

Michael Moody:                                                     Thank you Chris and good afternoon to you.

Chris Donaghey:                                                   You’ve kind of given us some good data points on what to expect on the services side of the revenue service and support for fiscal 2008 as we look and think about 2009, should we use a similar type of run rate for the services business in ‘09?  I mean obviously the fleet will be a little bit larger by then but you know, just trying to help, just trying to quantify what we should expect in ‘09 for services revenue.

Michael Moody:                                                          Certainly seen the whole area of sustainment revenue to spares and our FSRs as being a significant contributor in 2009 as it will be in 2008.  Obviously some of that is going to depend on how actively used our vehicles are but certainly we expect that it’s going to be a very significant revenue stream for us next year.

Chris Donaghey:                                                   Okay and as we think about that $250 million, you know, in terms of visibility that seems to be the highest visibility revenue right now, what should we be thinking about in terms of the margins on that 250 million in revenue?

Michael Moody:                                                          Where is the 250, Chris?  I’m just not quite sure.

Chris Donaghey:                                                I’m just using the 150 million in services revenue and 100 million in Buffalo revenue.

Michael Moody:                                                     Okay.  I’m catching up with you.

Chris Donaghey:                                                The highest visibility portion of the revenue right now.

Michael Moody:                                                       Okay, I’m sorry that was based on the number, what was the question again?

Chris Donaghey:                                                   Sir the question is what kind of margin expectations should we have around the just the Buffalo and the services part of the revenue?

Michael Moody:                                                          I’m not sure I can really quote on that at the moment.  It’s pretty difficult for me to give forward-looking statements when we haven’t actually put our historical financials out.  I think I’m going to be in much better position once we’ve got our filing to start talking about those things.

Chris Donaghey:                                                   Okay that’s fine, but then, can you maybe bracket for us what your expectations are based on either the remanufacture of the existing fleet or other foreign military sales.  Can you put a range around what the Cougar production numbers could look like in 2009 and/or the revenue associated with that now that you’re already kind of building the production book for Cougar in 2009 with the British order?

Michael Moody:                                                          Let’s talk about that a little bit.  One is we are obviously actively looking toward putting in place foreign military styles for the Cougar.  We have the sales to the British and we are actively talking to a number of other foreign countries as well.  I don’t know in terms of the actual production of new Cougars at this stage, I can quote a number to you but what I can say is that we see this facility as having a capability of 80 to 100 vehicles a month.  That’s what we say is the capability for this facility, Cougars I mean, I apologize 80 to 100 Cougars a month and that we’re certainly going to seek to fill that.  Just in terms of the remanufacture, I mean the customer has said to us that this is a program that they are very interested in, they say that there would be substantial remanufacturer activities and if that does come to pass, that could represent a significant percentage of that 80 to 100 vehicles a month.

Chris Donaghey:                                                   Okay, do you believe that your aggregate demand picture supports that type of production rate for some time period?  You know, again not asking for specific numbers but as you look at the total market opportunity over the next few years, you know, win or lose the number of vehicles over the next few years could support 80 to 100 Cougars per month out of the facility.

Michael Moody:                                                          Our belief is if we look at the totality of these, well there’s a couple things I should say.  One is that our facility here in terms of manufacture of the Cougars is that we’re spending a small amount of capital on that to ensure that it’s flexible enough for us to manufacture Cougar or Cheetah on that line, so that there will be some degree of flexibility in terms of our production, but secondly our expectation if you look at the very substantial number of Cougars that are already filled and will be filled by the end of this year and then our activity related to seeking foreign orders that the 80 to 100 number doesn’t seem unreasonable to us.

Chris Donaghey:                                                   Okay great, and then one last question just on the R&D efforts.  Are we thinking more you know, armour research and development or I know we’ve talked about blast protected wheels in the past or are we talking about new vehicle classes as well?

Michael Moody:                                                       We see ourselves as a company that’s in the business of survivability solutions.  Vehicles are important to us, they’re a central part of what we do now, that is where our revenue comes from, but certainly as far as our research and development is concerned, it will be somewhat more broadly based than that.  We’re going to work a lot in the invention and invasion area around the physics and chemistry to prove our concepts and then inactively turning that into, developing that into manufacturable marketable products, so I think you’ll see that there’ll be some broader activities beyond what we’ve necessarily done to date.

Chris Donaghey:                                                   Okay great.  Thanks again for hosting the call Michael.

Michael Moody:                                                       Thank you very much.

Operator:                                                                                          Thank you.  Our next question comes from the line of Jim McIIree from Collins Stewart.   Please proceed with your question.

Jim McIIree:                                                                         Thanks and good afternoon.

Michael Moody:                                                          Jim good afternoon, how are you?

Jim McIIree:                                                                         Terrific, thank you.  The $410 million backlog that you referred to, how much of that is deliverable over the rest of this year?

Michael Moody:                                                          Most of it.

Jim McIIree:                                                                         Okay and that is just your portion of the backlog, it doesn’t include the pass through from General Dynamics is that correct?

Michael Moody:                                                          That is correct, yes.

Jim McIIree:                                                                         Okay, great.  And also I just wanted to make sure on the service business you talked about 150 million, that’s just your share not...?

Michael Moody:                                                          Again, that’s correct.

Jim McIIree:                                                                         Okay, great.  The, I’m going to round up to 1,500 employees at the, as of now is that what you think the number is going to be more or less through the rest of this year or is there likely to be further downward movement on that?

Michael Moody:                                                          I think I’d better add, I’d be better answering that question more broadly; obviously the new management team has been in place for a relatively short period of time and we have seen where there are opportunities to have the operation generally more efficient in ways in which we can operate more effectively and save money, that’s an ongoing process, so I don’t want you to think that in the first 60 or 90 days our work is done so we’ll continue to work whether that results in staff reductions or not I wouldn’t directly say but that that work is not complete.

Jim McIIree:                                                                         Okay, and then again back to the backlog, that $410 million is mostly for vehicles I’m assuming also?

Michael Moody:                                                       Correct, the predominant part of that is vehicles yes.

Jim McIIree:                                                                         Okay, great.  In terms of the remanufacturing, is it likely that would come out of the existing MRAP contract and program office or is there, are you thinking that there would have to be a different bucket of money found to do that?

Damon Walsh:                                                               Hi Jim this is Damon, they already have funds allocated in the amount of around $250 million in both FY ‘08 and FY ‘09 money for Cougar remanufacturing.  They already have our proposal, it’ll be done against our existing MRAP contract.

Jim McIIree:                                                                         And when you said Damon, when you said the $250 million for both for fiscal ‘08 and ‘09, you were referring to the total Cougar remanufacturing not just your share, is that correct?

Damon Walsh:                                                               Yes.

Michael Moody:                                                         Yes that is correct.  You need to recognize that includes General Dynamics’ share.

Jim McIIree:                                                                         And I was thinking more broadly to include the Navistar and the BAE shares.

Damon Walsh:                                                               No, no, that is just for Cougars.

Jim McIIree:                                                                        Okay, just specifically Cougars not MRAPs broadly speaking.  Okay.

Michael Moody:                                                         Just Cougars, so you just need to look at that in terms of Force Protection and General Dynamics.

Jim McIIree:                                                                        Okay.  And I know I’m being dim, but the 250 does include General Dynamics in this case.

Michael Moody:                                                       Yes, yes it does.

Jim McIIree:                                                                        Okay, great.

Damon Walsh:                                                               Remanufacture of Cougars under the MRAP program, which is part of our joint venture.

Jim McIlree:                                                                         Right.  Right.

Michael Moody:                                                         It’s always worth asking the question because I think we need to be really clear on these numbers.

Jim McIlree:                                                                         Okay.  And I was just searching through my notes and I couldn’t find it, but when was the last time that you had 1,500 employees?  It must’ve been sometime in 2007.

Michael Moody:                                                         Right.

Jim McIlree:                                                                        Would that have been, any guess, like the middle of 2007?

Michael Moody:                                                         That would’ve been in the second or third quarter.  It would’ve been in maybe August, September.  This company ramped up very quickly towards the end of last year.

Jim McIlree:                                                                      Yeah, okay.  Oh, and then the last one for now is the Roxboro facility is, I think Michael you said is still going to be capable of production, correct?

Michael Moody:                                                     Correct.

Jim McIlree:                                                                      Okay.  But it won’t be producing until there’s something to produce.

Michael Moody:                                                     That’s true, but I also made the point that we are putting the work into some flexibility with our production capability here, both Cougar and Cheetah down the same line.

Jim McIlree:                                                                    Right.  And that was my next question.  It sounds like Ladson can be, well would be a tri-use facility.  You could do the entire menagerie down there.

Michael Moody:                                                     That’s correct.  The Buffalo is part of the separate production line and it’s in operation.  But we see having a production line which is flexible to handle the variance of the Cougar and of the Cheetah as well.

Jim McIlree:                                                                         Right.  Right.  Okay, very good.  Thank you very much.

Michael Moody:                                                     Thank you Jim.

Operator:                                                                                          Thank you.  Our next question comes from the line of Joe Maxa with Dougherty & Company.  Please proceed with your questions.

Joe Maxa:                                                                                         Thank you.  I just I want to make sure I’m clear on the backlog and the service revenue.  Is the $150 million service revenue included in the $410 million backlog, or is that a separate line?

Michael Moody:                                                          No, it’s not a separate line.  Well it’s a separate definition as a way of putting it.  What we talked about in terms of the $150 million, that is what our expectation is in terms of service and sustainment of the vehicles.  What we talked about in terms of the backlog is specifically what we have on contract and on order.  So in terms of the spares and sustainment, some significant part of that is we have not yet had orders placed.  That’s not unusual because the orders tend to get placed during the year, and in fact we found towards the end of the federal government’s financial year a lot of the orders get placed.  So they’re actually different measures if you understand that term.

Joe Maxa:                                                                                         Okay.  No, I do understand that, but a portion of that $410 million includes your services, is what I’m saying.

Michael Moody:                                                         Correct.

Joe Maxa:                                                                                         Okay.  How does this compare with what you gave last quarter?  Because when I look at this I see $410 million plus the $200 million that you did in Q1 gives you $610 million, and if I recall right last quarter you gave a backlog for the year of $580 million plus about $100 million in service.  And so a portion of that was already in the $580 million, so it looks like you were just up maybe $30 million.

Michael Moody:                                                          The numbers at the moment are slightly less than we reported before.  I don’t think we were up, I think (inaudible) number.  I believe the number we quoted in the previous call was $450 million — it is.  $450 million was the number we quoted last time, and what we quoted that for was purely for vehicles, so I think the vehicle backlog now, if you wanted to have a like-for-like, the vehicle backlog now is more like $370 million.

Joe Maxa:                                                                                         Versus $450 million, okay.

Michael Moody:                                                         Correct, that’s the like-for-like.

Joe Maxa:                                                                                         Okay.  And there has been some talk of doing the complete production in house, including the automotive integration. Is that something we should expect to start seeing from you guys, or will you still sub that part out?

Michael Moody:                                                          Including the auto integration?

Joe Maxa:                                                                                         Yeah, for Cougars.

Michael Moody:                                                          We still have good relationship with Spartan, and Spartan builds a significant amount of work for us.  Although now we do have the capability to do auto integration here.  What we see, as far as auto integration is concerned, but also generally is that we have capacity here in our facility for 80 to 100 Cougars, but we see working with partners like Spartan for surges in that, or opportunities where their particular requirements are of the short term.  So yes, we do have a large part of the capability of doing that production here, but it doesn’t mean that our relationship with Spartan’s gone away.

Joe Maxa:                                                                                         No, but do you expect to start, have you been doing a number of those vehicles in house, our do you –

Michael Moody:                                                         Yes.

Joe Maxa:                                                                                         What are you expecting?

Michael Moody:                                                         Yes, we have been doing a number of vehicles in house, and we expect over the coming months for that number to increase significantly.

Joe Maxa:                                                                                         Okay.  And you gave us a ballpark net income for ‘07, and you gave us some good revenue number, you know, expectations to think about for ‘08.  Can you give us a net income range of what we should look for in ‘08 compared to ‘07?

Michael Moody:                                                         No, I can’t do that.

Joe Maxa:                                                                                         Okay.  All right.  Thank you.

Michael Moody:                                                        Once we get the financials filed I’d be more prepared to talk about that.

Joe Maxa:                                                                                         All right.  Thanks a lot.

Michael Moody:                                                         Thank you.

Operator:                                                                                          Thank you.  Our next question comes from the line of Marc Robbins with the Robins Group.  Please proceed with your question.

Marc Robins:                                                                      Hey, thanks very much for having us call and thank you for taking my call.  It’s good to hear your voices gentlemen.

Michael Moody:                                                          I’m fine, how are you?

Marc Robins:                                                                      Very well.  Thank you.  When you went through the facilities, re-orientation of the facilities, could you go through that, you went awfully quickly.  Could you go through that again because that kind of helps us get a better orientation of what’s really going on with the manufacturing?

Michael Moody:                                                          I apologize for that, and I will certainly do that.

Marc Robins:                                                                      We’re kind of slow out here in the west and we just kind of pick things up as they come along.

Michael Moody:                                                         That’s okay.  I’ll just go through it exactly as I did before –

Marc Robins:                                                                      That’s fine.

Michael Moody:                                                          Just stop if you’d like to.  We’re going to relocate a sustainment team, which includes the training center and the spares management to Roxboro, North Carolina.

Marc Robins:                                                                      All right.  So does that mean the new warehouse that went in after, as I think of it, after they left, does that go out to Roxboro?

Michael Moody:                                                        No it doesn’t.

Marc Robins:                                                                     No it doesn’t.  Okay.

Michael Moody:                                                          What we’re talking about is, we’re talking, we do an enormous amount of work here in terms of training military personnel to go into theater, in terms of the whole lot of management of our sustainment and spares.  We still have a substantial warehouse here that is becoming more for our manufacturing.  We’re putting our spares into a different location.  But a lot of the work going to Roxboro will be, the training of the people to go into theater, both military personnel and Iran personnel, and some other management functions as well.

Marc Robins:                                                                      Very good.

Michael Moody:                                                          Okay, that’s the first component.  The second component is that in regard to our design engineering folks, we’re moving those from this location to a facility at Deming Way in Summerville.  Now if you know this area at all that is the next city to Ladson, but what we want to do is we want to put them with the R&D folks and have them really in one area as part of that whole development activity.

Marc Robins:                                                                      That sounds like an excellent move.  Okay.

Michael Moody:                                                          The third thing, which I mentioned briefly a minute ago, is that we are separating out our parts for manufacturing from our spares warehouse.  Now at this stage we are using the services of a third party provider in the Charleston area to locate those spares, and we are looking at some other alternatives as to exactly how we can handle that.  But the initial steps to place our spares for the service and sustainment activities are already underway to separate those from the manufacturing warehouse, which is the warehouse we referred to here.

Marc Robins:                                                                      Very good.

Michael Moody:                                                          And then the fourth point is that we’re focusing our Cougar and Cheetah production if you know the facility here in our Building 2.  The Buffalo is in building three at the back of our campus here.  The Building 2 has been used for part of the Cougar activity, principally the integration is also where our new auto integration line is.  We have been successful in making our operations much more efficient, and I mentioned some numbers in terms of employees before.  We’re now satisfied that we can house the whole of the Cougar and the flexible Cheetah operation, the fabrication, the integration including auto integration in building two.  And then the final part I mentioned is we’ve got a substantial corporate headquarters presence here in the front of building one in Ladson.  We’re looking to a much more efficient operation in another location pretty close by here, which will, I think, be better from an operational point of view, and is also going to be better from an expense point of view.

Marc Robins:                                                                      Where was fabrication?  Where was the fabrication?

Michael Moody:                                                          That was in Building 1.  That is in the back of Building 1 presently.

Marc Robins:                                                                      And so if I remember correctly the last time I was there in the front of Building 1 you were having out of automotive integration, and that’s going to Building 2.  So will you have more fabrication in building one, or will you have less space involved all in building one?

Michael Moody:                                                          No, Mark, where the order integration is is in Building 2.

Marc Robins:                                                                      That’s where you’re moving it to, yes.

Michael Moody:                                                         The Building 1 is the office facility in the front of the building.  The back of the building is the fabrication.

Marc Robins:                                                                      Okay.  All right.

Michael Moody:                                                         That’s kind of building one.  What we’re looking at is moving that fabrication into building two to be with the auto integration and the final integration.  So that’s, all of that’s moving out of building one.

Marc Robins:                                                                      Very good.  Okay.  We haven’t heard about ILAV in a long time.  I was wondering if there’s any life to that program. I know it is a BAE program, and you, but you’re involved in its initiation and the original design.  Is there anything on the horizon there, or is that just kind of, has that kind of ended?

Michael Moody:                                                          We believe there’s still life in ILAV.

Marc Robins:                                                                      Okay.  So that could raise a tad and be an opportunity for the company in the not so distant future.  And if I remember the way the contract was written there could be some good volume there.

Michael Moody:                                                         Yes.  The original requirement was in excess of 1,000 vehicles and they had, we’ve delivered less than 500 of those.

Marc Robins:                                                                      That’s right.

Michael Moody:                                                          Actually a significant number of vehicles have been delivered there.  So it certainly could be an additional opportunity on that.  We certainly don’t think that’s dead.

Marc Robins:                                                                      Okay.  And then lastly you did, someone else asked a question about R&D, and you did a fairly decent explanation of bringing us up to date.  I guess I’d like to ask, you know, are we looking out six months or 18 months or something like that before we could see something significant announced?  I remember, what was it, August two years, almost two years ago when the patents were, the first patent announcement was released on the wheel technology and I know Vernon can’t be just sitting on his hands.  He’s got to be going crazy creating stuff.  So give us a little color on timing if you would please.

Michael Moody:                                                      It’s not real easy for me to give the six months, 12 or 18 months time frame.  The only thing I could say to you is this, that last year, particularly, this company was focused on producing vehicles, the whole company was focused on producing vehicles.  What we now see is that there is a real opportunity for us to get back to the core competency and core value of this business, not only in terms of people like Dr. Joynt as you mentioned, but with more scientists, with more research, and getting back to the fundamentals of survivability solutions.  So one would expect that we’re going to start producing results now.  We’ve gotten some good results reasonably soon or we wouldn’t be putting all this effort into it.  But I don’t know that I’m prepared to say there’s going to be six, nine, or 12 months.  There’s a lot of effort going into this market.  It’s an important part of the fundamental value in this business, and we really think that there are substantial opportunities for us to do some really good work here.

Marc Robins:                                                                  Yeah.  Nobody’s giving you much credit for your technology.  And I apologize, I have one more question, a partnership expansion, do you want to say a few more things about that and give us some color on what’s been happening or what could happen?

Michael Moody:                                                      Well I talked a little bit about General Dynamics and DRS. It has been a significant value to this company to have partnerships with strong, capable organizations that help us bring our vehicles to the forces.  There have really been some outstanding relationships and as you mentioned before I wouldn’t want to forget BAE.  I mean that was one of the original partnerships, was the reason that we’re able to get the ILAV in theater.  But Force Protection sees that there is continued value in terms of partnerships, whether we will continue to partner with different people from that industrial, in terms of industrial production, or there is more value or additional value in terms of looking at partnerships in terms of the whole R&D effort that we just talked about are all questions that we’re considering at the moment.  These partnerships have been of great value to Force Protection, and we’re very open to looking at additional partnerships.

Marc Robins:                                                                  Very good.  Thanks ever so much for having this call and helping us out here.

Michael Moody:                                                      Thank you.

Operator:                                                                                          Thank you.  Once again ladies and gentlemen if you’d like to ask a question please press star, one on your telephone keypad.  Our next question comes from the line of Kirk Ludtke, CRT Capital group.  Please proceed with your question.

Kirk Ludtke:                                                                   Good afternoon gentlemen.  Can you hear me?

Michael Moody:                                                      Yes, we can, thank you.

Kirk Ludtke:                                                                       I was wondering if we could just talk about the year end markets a little bit, and I’m curious is there a rule of thumb with respect to your parts sales?  Is there a rule of thumb for how much you generate in parts and service revenue per vehicle in the field?  I know you mentioned earlier it depends on how much they’re actually used, but is there a range there that you can give us?

Michael Moody:                                                      We believe that vehicles have got, will have a very long life in service.  One of the wonderful things about these vehicles is not only the survivability record, and we’re very proud of that and we’re delighted at the number of lives that have been saved, but we don’t talk often enough about the serviceability, about how easy those vehicles are to repair and maintain, and the fact that we have an extraordinary limited number of losses from all of the activity that takes place around these vehicles.  We expect that these vehicles will have a long service life in the US military.  Our UK customer told us yesterday that the vehicles they purchased through us were initially for a one-year urgent operational requirement, and the vehicles have been so successful operationally but also in terms of service and sustainability for repair that the data is now 2020, and lucky to be on there.  So just putting that background here, our view is that the dollars that are spent on the procurement of the vehicle is only 20% of the total life cost of the vehicle.

Kirk Ludtke:                                                                       So you, let’s say you just put some numbers on, say, in Emirate costs 500,000, you’re suggesting that there’d be another, what, $2 million spent over its life?

Michael Moody:                                                      That’s what I’m saying, yeah.

Kirk Ludtke:                                                                       And it would last 20 years?

Michael Moody:                                                      It could last up to 20 years.

Kirk Ludtke:                                                                       So that two million would be spread over 20 years.

Michael Moody:                                                      Maybe 20 years.  Our view is these are 12, 15, maybe up to 20 years.  But I think it’s not unreasonable to look at that sort of lifespan, and that sort of expenditure.

Kirk Ludtke:                                                                   Okay.  That’s very helpful.  And how is, I know there’s at least a couple different types of armory systems in the field.  I know one as well a welded system and one is a bolt-on system, how are, you know, could you have any feedback from the field as to how those two types of systems are performing, if one’s performing better than the other?

Michael Moody:                                                          The threat that our vehicles and everyone’s vehicles are facing is always evolving.  We believe that we and our customers have been extremely successful in responding to those threats, and I’m not in a position or prepared to talk about individual solutions, but the solutions are being provided are extremely capable.

Kirk Ludtke:                                                                       Okay.  And you’re using more of a welded configuration?  Is that –

Damon Walsh:                                                               This is Damon.  I’m sorry; I didn’t catch your name.

Kirk Ludtke:                                                                       Kirk Ludtke from CRT Capital.

Damon Walsh:                                                               I’m sorry.  Normally we try not to talk any specifics about the action packages on any of the vehicles.  I think we can say that the vehicle is made of steel and armor.  It is well predominantly the capital is welded together.  The portion that goes into the armor recipe uses a variety of attachment and manufacturing methods to achieve what we believe are, and what’s proven in combat is the best solution on the battlefield for the best way to arrange that armor recipe.

Kirk Ludtke:                                                                       Okay, that’s fair.  Do you expect any more MRAP awards for, you know, industry wide this year?

Damon Walsh:                                                               That’s quite possible.  The government still had funding available.  There is still a requirement that remains under the JROC approved amount.  There is, however, a lot of question about what kind of vehicle they buy going forward into the future because of the fact the wheeled vehicle market is pretty fluid and pretty dynamic and there’s still some question about whether they buy heavier vehicles or lighter vehicles.

Kirk Ludtke:                                                                       Okay.  And then one last topic.  Do you have a sense for how many JLTVs would be needed?  How many Humvees are in the fleet and how many would have to be replaced with JLTVs?

Damon Walsh:                                                               Well, I mean to answer your question backwards, the number of Humvees in the fleet is around north of 150,000 in the army, and I may be a little off on the Marine Corps, but it’s about 40,000 I think in the Marine Corps, and less than half of that in the Navy and the Air Force.  For planning purposes I would say a number around, using a number, initial number around 50 to 60,000 would be what they’ll place with the Humvees that they’ll replace with one of the JLTV variance.

Kirk Ludtke:                                                                       Okay.  And then timing wise you think that’s 2010 maybe, 2011?

Damon Walsh:                                                               Currently the plan is that they’ll make a decision sometime in 2012, 2013.  If history holds true, the JLTV will likely slip a year or two to the right as a result of funding and testing.  But as early as 2012 or 2013 would probably be the earliest we would see any JLTV production of consequence starts.

Kirk Ludtke:                                                                       Okay.  I appreciate it.  Thank you very much gentlemen.

Michael Moody:                                                          Thank you.

Operator:                                                                                          Thank you.  We have a follow up question from the line of Jim McIlree with Collins Stewart.  Please proceed with your question.

Jim McIlree:                                                                         Yeah, thanks again.  The $150 million of sustainment that you spoke of, can you split that out in broad terms between what is sustainment work for the Buffalo versus the Cougar?

Damon Walsh:                                                               In general terms, Jim, I would say probably $150 million, and I’m spit-balling the number a little bit here, maybe $20 to $30 million for Buffalo with the rest for the Cougar fleet.  Bear in mind that we also have FSRs mixed in there, and that complicates it a little bit because many of our FSRs at whatever location they’re on will work on both Buffalos and Cougars, and hopefully Cheetahs at some point in the not too distant future.

Jim McIlree:                                                                         Right, I gotcha on that one.  Okay.  And when I think of that sustainment business I kind of think of it in terms of, you know, like a base business and then a business that’s driven by the tempo where the amount of work that the vehicles and how much damage the vehicles have sustained.  Is there any way to, what did you say, spitball?  Is there any way to spitball that one?

Damon Walsh:                                                               Not really.

Michael Moody:                                                          There’s a few things we could say to you though.  One is, and we might have given this indication before, the customers told us if you look at it in terms of the automotive components as opposed to battle damage, these vehicles are being used so actively and in such a hostile, difficult environment that they are receiving five-year automobile services every six months.  So one of the components that go around normal automobile wear and tear are enormously accelerated in these vehicles.  As far as battle damage is concerned, I mean the costs there are the costs and supplies in that area are reasonably expensive.  Obviously we supply lots of axles, suspensions, those sorts of things, and –

Damon Walsh:                                                               Glass.

Michael Moody:                                                          And glass, all of those components.  But the vehicles are obviously actively used; they are in a hostile environment.

Jim McIlree:                                                                       Right.  Right.  I guess the unasked question that I’m dancing around is if activities in Iraq wind down, or if the continued success that the forces are having there maintain themselves, would that five-year automotive service happen every 12 months instead of every six, or happen every 18 months?  There’s still, you know, a high tempo, but in terms of the, what you guys are doing, a lesser tempo.

Michael Moody:                                                        We do expect if the level of hostility reduces or our involvement significantly reduces that the use of these vehicles will be significantly reduced, and that obviously would impact, it impacts not only the spares and that activity, but also the field service representatives.  We have lots of folks in field in Afghanistan and Iraq, and that is, they are enormously valuable, the customer, Ladson, but it’s also an important part of the revenue strength of Force Protection.

Jim McIlree:                                                                         Right.  Okay.

Damon Walsh:                                                               The other thing to consider though, Jim, if, and to be perfectly honest I think for all of us we hope it happens tomorrow, but if the war were to end tomorrow, what would happen then is there would be an opportunity for the fleet to be remanufactured much like what happened with the Abrams fleet.  After Desert Storm there was a spike in Abrams work to upgrade the Abram fleet.

Jim McIlree:                                                                         Right.  Very interesting.  Okay, thanks for that reminder.  And then the last one is that Damon, I think you mentioned that there’s a bunch of dollars for MRAP is still out there.  Do you have a feel for whether or not that is going to the Army or the Marines or both?

Damon Walsh:                                                               The best, you know, I could say, Jim, is that you know we know roughly what the split of the vehicle deliveries are between the services.  I mean that’s public information out of JROC and through the Marine Corps JPO.  I would say that’s a good indicator for the split of the dollars going forward.  If 80% of the fleet’s in the Army, 80% of the dollars will go to the Army.

Jim McIlree:                                                                         Right.  Okay.  Very good.  Thanks again.

Damon Walsh:                                                             Thank you.

Operator:                                                                                        Thank you.  Our next follow up question comes from the line of Chris Donaghey.  Please proceed with your question.

Chris Donaghey:                                                   Hi Damon, just real quick, on the remanufacture program, is that $250 million each year in fiscal ‘08 and fiscal ‘09?

Damon Walsh:                                                               No Chris, I’m sorry.  It’s $173 million in FY08 and $180 million in FY09.

Chris Donaghey:                                                   Okay.  Great.  Thanks.

Operator:                                                                                          Thank you.  At this time there are no further questions.  I would like to turn it back to management for any closing comments.

Michael Moody:                                                          I would just like to thank you all for participating in today’s call.  We had indicated at the start of this call that we’ll have regular quarterly calls, and we hope that you’ll join us again for our next conference call.  Thank you very much.

Operator:                                                                                          Thank you.  Ladies and gentlemen this concludes today’s teleconference.  Thank you for joining us.  You may disconnect your lines at this time.

Below is Force Protection’s presentation of the reconciliation of the differences between the non-GAAP financial measure disclosed during the investor presentation on May 29, 2008 with the most comparable financial measure calculated and presented in accordance with GAAP.

We anticipate that our consolidated statement of operations included in our Annual Report on Form 10-K for the year ended December 31, 2007 will report net sales of approximately $875 million, representing an increase of approximately $679 million from net sales of $196 million for the year ended December 31, 2006.  The increase in net sales was primarily due to contacts awarded under the United States military’s Mine Resistant Ambush Protected (“MRAP”) vehicle program.  Although revenues increased significantly in 2007, we do not expect our net income to be significantly different than the net income of $16.6 million that we reported for the year ended December 31, 2006.

We anticipate that our consolidated statement of operations included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 will report net sales of approximately $400 million.

The competitive MRAP vehicle program contract awarded to us, subject to the joint venture agreement with General Dynamics Land Systems, Inc. (“GDLS”), has not been novated from us to Force Dynamics as of March 31, 2008. Therefore, we are responsible for and required to account for and report all revenues and related costs associated with this contracts.  This accounting has no effect on our overall net income, but grosses up net sales and cost of sales as a result of GDLS’ participation in the work orders for the MRAP contract.  Vehicles produced by our joint venture partner are purchased by us from them at the sales price we sell the vehicles to the U.S. military, resulting in a zero gross profit for such sales.  Approximate amounts expected to be included in our consolidated statement of operations for the month period ended March 31, 2008 related to GDLS’ participation in these contracts are as follows:

(in millions)	Three months ended March 31, 2008 (unaudited) (as reported, GAAP)	Three months ended March 31, 2008 (unaudited) (as adjusted, non-GAAP)
Net sales	$400	$200

Safe Harbor Language

Certain statements in this presentation, including, without limitation, statements relating to the Company’s expectations about net sales for the year ended December 31, 20007 and net sales for the three month period ended March 31, 2008 and expectations for net income for the same periods, expectations or opinions, and all other statements in this presentation, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from expected or planned results.  These statements are subject to numerous risks and uncertainties, including but not limited to the risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Form 10-Q for the three months ended September 30, 2007 and other reports filed by the Company with the Securities and Exchange Commission.